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                                                                Exhibit 5


                             [DAVIS POLK & WARDWELL]





                                                               August  23, 1996


PriCellular Corporation
45 Rockefeller Plaza
New York, NY  10020

Dear Sirs:

                  We are acting as special counsel for PriCellular Corporation (the "Corporation") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 2,109,375 shares (the "Shares") of Common Stock ($.01 par value) of the Corporation issuable pursuant to the 1994 Stock Option Plan, as amended (the "Plan"), of the Corporation. In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of this opinion.

                  Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Corporation of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

                  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.


                                           Very truly yours,



                                           Davis Polk & Wardwell